Amended and Restated Schedule A
to the Trust Agreement

Schedule A

FIRST INVESTORS INCOME FUNDS
Cash Management Fund
Fund For Income
Government Fund
Investment Grade Fund
International Opportunities Bond Fund
Strategic Income Fund

Schedule updated as of December 13, 2012